Exhibit 99.1

Safeguard Scientifics Repurchases $38 Million of Convertible Senior Debentures at Discount

WAYNE, Pa.--(BUSINESS WIRE)--Safeguard Scientifics, Inc. (NYSE:SFE), a holding company that builds value in growth-stage technology and life sciences companies, today announced that it has repurchased $38 million in face value of its 2.625% Convertible Senior Debentures (“debentures”) for approximately $30 million. In 2004, Safeguard issued $150 million of the debentures, which mature on March 15, 2024. In 2006, Safeguard repurchased $21 million in face value of the debentures.

“Based on the price we were able to negotiate, we believe our repurchase is a prudent use of cash, strengthens Safeguard’s balance sheet and underscores our commitment to building long-term value for our shareholders,” said Peter J. Boni, President and CEO of Safeguard.

“Safeguard paid approximately 79 cents on each dollar of face value in the latest repurchase,” said Stephen T. Zarrilli, Senior Vice President and CFO. “With this transaction, we have repurchased some $59 million of our debentures since 2006, all at discounts to face value. We will continue to consider making opportunistic repurchases in the open market or in privately negotiated deals, depending on market conditions.”

At June 30, 2008, the outstanding balance of Safeguard’s debentures was $129 million with a fair market value of $96.6 million, based on quoted market prices. As of June 30, 2008, Safeguard held cash and cash equivalents of $152.6 million. With the consummation of this purchase, the outstanding balance of Safeguard’s debentures is $91 million of face value. Interest payments are due in March and September of each year. Since late 2004, Safeguard has held funds in escrow for interest payments through March 2009. Holders of the debentures have the right to require repurchase of the debentures at face value plus accrued and unpaid interest, upon certain events, or in March of 2011, 2014 or 2019.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS) / Internet-based Businesses, Technology-Enabled Services and Vertical Software Solutions, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 million and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave
Vice President
Investor Relations and Corporate Communications
610-293-0600